Exhibit 99.1

NEWS RELEASE

June 6, 2005	Contact:	Scott R. Royster, EVP and CFO
FOR IMMEDIATE RELEASE		(301) 429-2642
Washington, DC

RADIO ONE, INC.

AUTHORIZES REPURCHASE OF UP TO $150 MILLION IN SHARES

OVER APPROXIMATELY 18 MONTHS

Washington, DC - Radio One, Inc. (“Radio One”) (NASDAQ: ROIAK and ROIA) announced today that its Board of Directors has authorized a stock repurchase program for up to $150 million of Radio One’s Class A and Class D common stock over the next 18 months, with the amount and timing of repurchases based on stock price, general economic and market conditions, certain restrictions contained in agreements governing Radio One’s bank credit facilities and subordinated debt and certain other factors. The repurchase program does not obligate Radio One to repurchase any of its common stock and may be discontinued or suspended at any time.

Executive Vice President and CFO Scott R. Royster stated, “We are pleased to announce the authorization of this stock repurchase program, which we believe reflects the financial strength of the Company, our belief that our current stock price does not adequately reflect the fundamental value inherent in our Company and the fact that the M&A environment is not particularly attractive at this time. We believe that this stock repurchase program is in our stockholders’ best interests, and we intend to execute it in such a way that we will not overly burden our balance sheet or be unable to continue to maintain our leverage in our “comfort zone” of 4-6x EBITDA.”

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2004 net broadcast revenue) and the largest radio broadcasting company that primarily targets African-American and urban listeners. Radio One owns and/or operates 69 radio stations located in 22 urban markets in the United States and reaches more than 13 million listeners every week. Radio One also owns approximately 36% of TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans, which is a joint venture with Comcast Corporation and DIRECTV. Additionally, Radio One programs “XM 169 The POWER” on XM Satellite Radio and owns 51% of the common stock of Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner, a leading urban media personality.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations and agreed upon conditions to closing. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.